SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  December 15, 2005

SUREWEST COMMUNICATIONS

(Exact Name of Registrant as Specified in Its Charter)

California

(State or Other Jurisdiction of Incorporation)

0-556	68-0365195

(Commission File Number)	(IRS Employer Identification No.)

200 Vernon Street, Roseville, California	95678

(Address of Principal Executive Offices)	(Zip Code)

(916) 772-2000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1     Registrant’s Business and Operations

Item 1.01     Entry into a Material Definitive Agreement

          Effective  December 15, 2005, SureWest Communications (“Company”) and Fred A. Arcuri (“Arcuri”), Senior Vice President and Chief Operating Officer of the Company’s subsidiary SureWest Broadband, executed a Release Agreement (“Agreement”).  A copy of the Agreement is filed with this report as Exhibit 99.1.

          Arcuri was originally hired as an employee of the Company subsidiary now known as SureWest Telephone.  That subsidiary was covered by, and Arcuri was a participant in the SureWest Communications Pension Plan (“Plan”).  Arcuri was transferred to SureWest Broadband effective December 23, 2001. It was the intention of the Company and Arcuri that Arcuri’s participation in the Plan would continue without interruption.  However, SureWest Broadband was not then a participating employer in the Plan, and subsequently adopted the Plan effective January 1, 2004.  Consequently, Arcuri is not entitled to two (2) years of “Credited Service” under the Plan, despite the intentions of the Company and Arcuri to the contrary.

          The Company desired to compensate Arcuri separately for the approximate value of the additional benefits which Arcuri would have received had he been entitled to the additional service, in exchange for (i) Arcuri’s agreement that he is not entitled to the two (2) additional years of Credited Service, and (ii) his release of the Company and its subsidiaries, their respective officers, directors, shareholders, employees and agents, and the Plan, its trustee, plan administrator, and all of its fiduciaries.  Under the Agreement, the Company will make a payment of $157,872.55 to Arcuri.

SECTION 9     Financial Statements and Exhibits

Item 9.01     Financial Statements and Exhibits

              (d)     Exhibits

Exhibit 99.1	Release Agreement effective December 15, 2005
by and between SureWest Communications and
Fred A. Arcuri.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUREWEST COMMUNICATIONS

Date: December 21, 2005	By:	/s/ Philip A. Grybas

Senior Vice President and Chief Financial Officer